Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5274
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

Proprietary LabCorp Clinical Decision Support Report Improves Adherence to Chronic Kidney Disease Treatment Guidelines

Burlington, NC, January 4, 2016 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the results of a recently published clinical research study that demonstrates improved physician adherence to chronic kidney disease (CKD) treatment guidelines through the use of LabCorp’s innovative clinical decision support (CDS) report. Treatment guidelines provide evidence-based information to help physicians and patients better manage diseases and chronic conditions. LabCorp’s CDS report presents the CKD guidelines information in an easy-to-use format with clear action steps for the physician and patient to follow.

Chronic kidney disease, a progressive loss of kidney function over time, affects approximately 23 million Americans. The mortality rate for patients with CKD is more than double that for patients without CKD. In its earlier stages, CKD may have no symptoms and can best be detected and managed through routine laboratory testing. As the disease progresses, serious health complications can develop, including cardiovascular disease, anemia, nerve damage, bone pain and weakness, and eventually end-stage kidney disease and kidney failure. When the kidneys fail completely, kidney replacement therapies such as dialysis or transplant are required. Medicare spending for patients with chronic kidney disease exceeds $50 billion annually. Better management of CKD can help to minimize, delay or avoid many of its associated complications, thereby improving patient outcomes and reducing costs.

“Practice guidelines for the treatment of chronic kidney disease help treating physicians provide the best clinical outcomes for their patients,” said Mark Brecher, M.D., LabCorp’s chief medical officer and a co-author of the study. “This study shows that providing physicians with actionable diagnostic information integrated with healthcare content can change decision making. Although the tests used for chronic kidney disease detection and monitoring are routine, LabCorp’s innovative CKD clinical decision support tool is helping physicians to change the way care is provided, and facilitates improved health and improved lives for patients.”

Guidelines issued by Kidney Disease: Improving Global Outcomes (KDIGO)® and the National Kidney Foundation’s Kidney Disease Outcomes Quality Initiative (NKF KDOQI)™ recommend that certain tests be administered within specified timeframes, and that the results of those tests should fall within established ranges. Nephrologists, who are formally trained in CKD care, treat many patients with CKD. However, the large and growing number of CKD patients means that most are cared for by primary care physicians who generally do not have extensive training or experience in the treatment of these patients, and for whom the complex guidelines may be difficult to incorporate into their practice.

The study (Ennis J, Gillen D, Rubenstein A, Worcester E, Brecher ME, Asplin J, Coe F. Clinical decision support improves physician guideline adherence for laboratory monitoring of chronic kidney disease: a matched cohort study. BMC Nephro. 2015; 16:163) assessed whether physician adherence to practice guidelines for the evaluation and management of patients diagnosed with CKD was affected by the physician’s receipt of LabCorp’s CDS report. The study compared more than 12,000 stage 3 and 4 CKD patients whose physicians received LabCorp’s guideline-based CDS reports to almost 43,000 matched control CKD patients whose physicians did not receive the CDS reports on their adherence to these guidelines.

The researchers found that physicians receiving LabCorp’s proprietary CDS reports were 29 percent to 88 percent more likely to order CKD-related testing in accordance with guidelines than those physicians who did not receive the reports. Primary care physicians showed the greatest improvement in guideline adherence following receipt of the CDS report. In addition, nephrologists also showed significant improvement in guideline adherence after receipt of the report. These findings demonstrate that LabCorp’s CDS report is an important tool for all physicians responsible for managing the care of patients with CKD and can help to improve outcomes and reduce the costs associated with this disease.

LabCorp’s CKD clinical decision support report provides analyses of lab results and treatment guidelines at the point of care. The CDS report was developed by recognized CKD experts, many of whom were members of the guideline development committees, and are routinely updated to reflect the current standard of care. The CDS report also includes patient education tools when requested. Clinicians using LabCorp can opt to receive this type of reporting whenever they order serum creatinine testing and the accompanying estimated Glomerular Filtration Rate (eGFR) result is less than 60, suggesting stage 3 CKD or higher.

The CKD report is part of a suite of proprietary enhanced decision support reports available only from LabCorp to assist clinicians and patients in the management of common chronic diseases, such as cardiovascular disease and diabetes. LabCorp delivered more than 5 million enhanced reports in 2015, a significant increase over prior years.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue pro forma for the acquisition of Covance in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, and the Company’s Form 10-Q for the quarter ended September 30, 2015, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.